Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of the Sterling Capital Funds:

We consent to the use of our report dated February 24, 2012, with respect to the financial statements of the Sterling Capital Equity Index Fund, one of the funds constituting Sterling Capital Funds, as of December 31, 2011, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Disclosure of Portfolio Holdings – Disclosure to the Funds’ Service Providers” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

April 27, 2012